Exhibit 10.1
LifePoint Hospitals, Inc.
Change in Control Severance Plan and
Summary Plan Description
Effective June 1, 2002
As Amended and Restated December 10, 2008

LifePoint Hospitals, Inc.
Change in Control Severance Plan and
Summary Plan Description

LifePoint Hospitals, Inc.
Change in Control Severance Plan and
Summary Plan Description
Introduction
     This document is dated December 10, 2008 (the “Effective Date) and is a summary of your benefits, rights and obligations under the LifePoint Hospitals, Inc. Change in Control Severance Plan (the “Plan”) maintained by LifePoint Hospitals, Inc., a Delaware corporation and its successors and assigns (the “Company”). This document is intended to comply with both the summary plan description and the written plan requirements of ERISA (as hereinafter defined) and the regulations issued under ERISA by the United States Department of Labor.
1. Definitions
     1.1 “Administrator” or “Plan Administrator” means a committee (a) determined at the time the Change in Control and (b) consisting of the Company’s then-sitting chief executive officer, executive vice president and chief legal officer, executive vice president and chief administrative officer (and any other individuals appointed to the committee by the chief executive officer).
     1.2 “Affiliate” means the Company and all corporations, limited liability companies, general or limited partnerships, trusts and other entities that are members, with the Company, of a controlled group of corporations or a group of trades or businesses under common control under Sections 414(b) and (c) of the Internal Revenue Code and, except for indirect or direct subsidiaries of the Company, that have been approved by the Company in a writing that identifies the entity as an “Affiliate” hereunder. Notwithstanding the foregoing, the term Affiliate specifically means and refers to, without limitation, LifePoint CSLP, LLC, a Delaware limited liability company, LifePoint Corporate Services General Partnership, a general partnership organized under the laws of the State of Delaware, LifePoint CSGP, LLC, a Delaware limited liability Company, and LifePoint RC, Inc., a Delaware corporation, and the successors and assigns of each such entity.
     1.3 “Annual Pay” means, with respect to any Eligible Employee, the aggregate of:
          (a) the annual (i.e., not prorated), base compensation payable to an Eligible Employee, provided that such amount shall not be less than the highest rate of annual, base compensation payable to such Eligible Employee (a) at the time of a Change in Control or (b) during all or any portion of the six month period immediately prior to a Change in Control that gives rise to payment of Benefits to the Eligible Employee hereunder, whichever amount is greater; and
          (b) the entire (i.e., not prorated) target cash bonus amount most recently established prior to the Change in Control that gives rise to payment of Benefits to the Eligible Employee hereunder and which an Eligible Employee would be eligible to receive in the year in which the Change in Control occurs, assuming that any and all conditions to the payment of such target cash bonus were satisfied, whether or not such conditions were actually satisfied.
     1.4 “Benefit” means the payments, benefits and other rights created in favor of Eligible Employees under this Plan.
     1.5 “Category One” means and refers to a group of Employees identified on Exhibit A hereto by reference to their job titles or to their pay grades within the Company’s internal corporate salary structure.

     1.6 “Category Two” means and refers to a group of Employees identified on Exhibit A hereto by reference to their job titles or to their pay grades within the Company’s internal corporate salary structure.
     1.7 “Change in Control” shall have the meaning specified in Section 12 of the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, as the same is in effect on the Effective Date.
     1.8 “Eligible Employee” means an Employee who satisfies the eligibility requirements set forth in Section 4 of this document and who is employed immediately prior to a Change in Control in a position within Category One or Category Two. However, the term Eligible Employee shall not mean or refer to an Employee who is subject to a written employment agreement (manually signed by such Employee) with the Company or any of its Affiliates which written employment agreement expressly provides that such Employee is not eligible to participate in this Plan.
     1.9 “Employee” means a person who works for the Company or an Affiliate for pay or financial compensation.
     1.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.11 “Successor Employer” means a person or entity that acquires all or any part of the Company through purchase of assets, purchase of stock, trade of assets or stock, spin-off, merger or acquisition in a transaction that is a Change in Control, or a person or entity that acquires control of the Company in any similar type of transaction or any person or entity that, immediately after a Change in Control, owns or controls all or any portion of the business conducted or assets owned by the Company (by or through its Affiliates or subsidiaries) immediately prior to such Change in Control or that owns or controls any of the ownership interests (or shares) of the Company issued and outstanding immediately prior to the Change in Control (or any ownership interests or shares issued by any person or entity in exchange for or in replacement of any of the ownership interests (or shares) of the Company issued and outstanding immediately prior to the Change in Control).
2. General; Authority of Administrator
     2.1 The Plan has been established to provide benefits to Eligible Employees, on the terms of and pursuant to this document. The benefit received by any Eligible Employee under the Plan is calculated without regard to the actual period of unemployment of any such Eligible Employee following a Change in Control, if any.
     2.2 This document constitutes the entire written Plan. Any oral or other written expressions of the Plan or related to the Plan or its subject matter are completely superseded by this document. This Plan may not be amended, revised or altered in any way, in whole or in part, except by a formal, written Plan amendment that is properly authorized, executed and delivered by the Company, or pursuant to a written modification authorized under Section 9 of this Plan.
     2.3 The Administrator may delegate any of its duties or authorities to any person or entity. Subject to Section 7 hereof, the Administrator has the authority to make all decisions under the Plan, including making determinations about eligibility, and the amounts of Benefits payable, under the Plan and interpreting all Plan provisions.
3. What Benefits Are Provided Under the Plan

     3.1 Severance Benefits: Eligible Employees who satisfy the conditions of Section 4 shall be entitled to the severance benefits described in this Section 3.1. Each such Eligible Employee shall be entitled to:
          (a) Be paid a lump sum cash payment equal in amount to the following:
               (1) For each Employee in Category One, 300% of his or her Annual Pay.
               (2) For each Employee in Category Two, 150% of his or her Annual Pay.
               (3) With respect to any Eligible Employee who is subject to a written employment agreement (manually signed by such Employee) with the Company or any Affiliate other than this Plan (the “Other Plan”), if the Other Plan provides (immediately prior to a Change in Control) that, following a Change in Control, a cash payment shall be made to such Eligible Employee, then the amount of the payment shall be the greater of the payment provided for in this Section 3.1(a) or the cash payment specified in the Other Plan. The timing of such payment shall be the earlier of the date for such payment stated in the Other Plan or the date upon which such Eligible Employee would be entitled to receive a payment under Section 3.1(a)(1) or 3.1(a)(2) if he or she were not covered by the Other Plan.
          (b) Continue to participate — on an individual or family basis, as applicable, and at no greater cost (whether in premiums, out-of-pocket payments, deductibles, or otherwise) — in the medical, life, disability and similar welfare benefit plans that were offered to similarly situated employees of the Company immediately prior to the Change in Control (or in other plans that provide, on a plan by plan basis, equivalent or better terms and coverage) for the period that corresponds to the Eligible Employee’s position noted below:
               (1) For each Employee in Category One, 12 months.
               (2) For each Employee in Category Two, six months.
Such participation may be pursuant to the continuation coverage rights of Eligible Employees pursuant to Part 6 of Title I of ERISA (“COBRA”) or the Company, an Affiliate or a Successor Employer may provide such benefits directly through the purchase of insurance or otherwise. If benefits are provided pursuant to COBRA continuation rights, the Company, an Affiliate or a Successor Employer, as the case may be, shall waive all premiums that would otherwise be due from the Eligible Employee at the time of severance. Notwithstanding this Section 3.1(b), with respect to any Eligible Employee who is covered by the Other Plan, the medical, life, disability and similar welfare benefits provided to such Eligible Employee — on an individual or family basis, as applicable — shall be the greater of those otherwise provided in this Section 3.1(b) or those specified in the Other Plan.
          (c) Reasonable attorney’s fees and costs incurred in making a claim for Benefits, including all costs of arbitration, mediation, or litigation.
     3.2 Additional Payments For Certain Tax Liabilities. If it is determined that any payment or distribution by or on behalf of the Company to or for the benefit of an Eligible Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 3.2) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by an Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Eligible Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Eligible Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, subject to the following:
          (a) Subject to the provisions of Section 3.2(b), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or a law firm selected by the Company (the “Tax Firm”) as of the date immediately prior to the Change in Control, provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by an Eligible Employee unless it delivers to the Eligible Employee a written opinion (the “Tax Opinion”) that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with the Eligible Employee’s applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on the Eligible Employee. In the event that the Tax Firm is serving as accountant or auditor for the Company, an Affiliate or a Successor Employer, an Eligible Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Tax Firm hereunder). All fees and expenses of the Tax Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from the Eligible Employee that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section, shall provide to the Company and the Eligible Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to the Eligible Employee. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Eligible Employee within 15 days of the receipt of the Tax Firm’s determination. Subject to the remainder of this Section, any determination by the Tax Firm shall be binding upon the Company and the Eligible Employee; provided, however, that the Eligible Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 3.2(b) that an Eligible Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Employee. In determining the reasonableness of Tax Firm’s determinations hereunder, and the effect thereof, the Eligible Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and the Eligible Employee’s tax counsel. Tax Firm’s determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until the Eligible Employee’s reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.
          (b) The Eligible Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after the Eligible Employee actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Eligible Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to an Eligible Employee under this Section except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Eligible Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Employee in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Employee shall:

               (1) give the Company any information reasonably requested by the Company relating to such claim;
               (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Eligible Employee;
               (3) cooperate with the Company in good faith in order effectively to contest such claim; and
               (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Eligible Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Employee, on an interest-free basis and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (c) If, after the receipt by an Eligible Employee of an amount advanced by the Company pursuant to Section 3.2(a), the Eligible Employee becomes entitled to receive any refund with respect to such claim, the Eligible Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to Section 3.2(a), a determination is made that Eligible Employee is not entitled to a refund with respect to such claim and the Company does not notify the Eligible Employee in writing of its intent to contest such denial of refund prior to the expiration of 60 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     3.3 Schedule of Payments. Subject to paragraph 3.3(a), the Company, an Affiliate or a Successor Employer shall pay all cash Benefits described in Section 3.1(a) in a lump sum within 30 days of the Eligible Employee’s termination of employment with the Company or, if applicable, an Affiliate or Successor Employer.

Subject to paragraph 3.3(c), Benefits described in Section 3.1(b) shall be provided by the Company, an Affiliate or a Successor Employer under the terms of the applicable benefit plans. Subject to paragraph 3.3(c), Benefits described in Section 3.1(c) shall be paid by the Company, an Affiliate or a Successor Employer within 10 days of notice given by the Eligible Employee of the amount of costs and expenses that have been incurred that are due to a third-party. Subject to paragraph 3.3(c), the Benefits described in Section 3.2 shall be paid by the Company or a Successor Employer in accordance with the procedures described in Section 3.2. The provisions of this Plan and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code. The time or schedule of payments to which the Eligible Employee is entitled under this Agreement may be accelerated at any time that this Plan fails to meet the requirements of Section 409A of the Code and any such payment will be limited to the amount required to be included in the Eligible Employee’s income as a result of the failure to comply with Section 409A of the Code. Accordingly, the following additional rules apply:
          (a) If an Eligible Employee is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his or her “separation from service” (within the meaning of Section 409A of the Code) and if any portion of the cash Benefits described in Section 3.1(a) would be considered “deferred compensation” under Section 409A of the Code, all such payments (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation Section 1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii) or Section 1.409A-1(b)(9)(v)) shall be paid on the first business day after the date that is six months following the Eligible Employee’s termination of employment. Interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the termination of employment occurs) on all payments that would have been paid to the Eligible Employee had this delay provision not applied to the Eligible Employee and shall be paid with the first payment after such six-month period. Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Eligible Employee’s death prior to the end of the six-month period.
          (b) Any Gross-up Payment or other reimbursements under Section 3.2 hereof that would be considered “deferred compensation” under Section 409A of the Code will only be paid to the extent such payments would not result in taxation pursuant to Section 409A and shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(vi), including the requirements that (i) any such amounts be paid no later than the last day of the calendar year following the calendar year in which the Eligible Employee or the Company remits the applicable taxes and (ii) with respect to any such payments relating to a tax audit or litigation addressing the existence or amount of a tax liability, any such amounts be paid by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
          (c) To the extent any reimbursements or in-kind benefits due to the Eligible Employee under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Eligible Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv), including its requirement that the amount of expenses reimbursable or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the year in which the expense was incurred.
          (d) Notwithstanding anything to the contrary in this Plan, any reference to “termination” of the Eligible Employee’s employment for any reason shall refer to a termination of employment which constitutes a “separation from service” within the meaning of Section 409A of the Code.

SECTION 4 How Do I Become Eligible to Receive Benefits?
You will become entitled to Benefits under the Plan if you are an Eligible Employee and, following the occurrence of a Change in Control, you satisfy any one of the conditions described below in this Section 4. Subject to Section 7 hereof, determinations of eligibility for Benefits are made by the Administrator and all decisions as to eligibility, the availability of Benefits under the Plan or the interpretation of the Plan’s provisions shall be made by the Administrator. Notwithstanding anything in this Plan to the contrary, such decisions shall be final, binding and conclusive on the Company and any Successor Employer.
     4.1 You are not offered employment by the Company, an Affiliate or a Successor Employer that is substantially equivalent to the position you held with the Company immediately prior to the Change in Control.
               (a) “Substantially equivalent,” as used in this Section 4, means an employment position that is the same or better than the position to which it is being compared.
               (b) Without limiting the generality of the forgoing, a position is not substantially equivalent unless:
               (1) The annual, base cash compensation offered to the Eligible Employee at issue is the same or greater than the Eligible Employee earned immediately prior to the Change in Control; and
               (2) The target bonus offered to the Eligible Employee at issue is the same or greater than the target bonus in effect for such Eligible Employee immediately prior to the Change in Control, the target bonus offered is payable in cash on not less than an annual basis, and any conditions placed upon the payment of such target bonus shall be no more difficult to achieve than those, if any, in effect for such Eligible Employee immediately prior to the Change in Control; and
               (3) Deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, equivalent to or better than those provided immediately prior to the Change in Control and any successor health and welfare coverage waives all pre-existing condition limitations and waiting periods; and
               (4) The position does not require the Eligible Employee to relocate or to commute more than 30 miles each way to the place of employment; and
               (5) The position’s title, position or primary responsibilities under this Agreement remain the same.
Additionally, a position is not substantially equivalent if such position is determined not to be substantially equivalent by the Administrator.
     4.2 Your employment with the Company or, as applicable, an Affiliate or a Successor Employer is involuntarily terminated within 18 months following a Change in Control for any reason other than cause. For this purpose, termination for “cause” means that your employment was involuntarily terminated because, after the Change in Control, the Administrator determines that: (i) you are convicted of a felony that adversely affects the reasonable business interests of the Company, (ii) you committed an act of fraud or embezzlement against the Company, any of its Affiliates or a Successor Employer that adversely affects the reasonable business interests of the Company or any of its Affiliates, or (iii) you intentionally neglect the fundamental responsibilities of your employment, and such neglect remains uncorrected for more than 30 days following written notice from the Company detailing the acts of neglect.

     4.3 You voluntarily terminate employment within 18 months following a Change in Control because your employment with the Company or, as applicable, an Affiliate or a Successor Employer, is modified such that your position is no longer “substantially equivalent” (as described in Section 4.1) to the position you held immediately prior to the time of the Change in Control. Prior to voluntarily terminating your employment pursuant to Section 4.3 you may, but are not required to, obtain a determination from the Administrator as to whether your employment with the Company or, as applicable, an Affiliate or a Successor Employer, is modified such that your position is no longer “substantially equivalent”.
SECTION 5 How Do I Make a Claim for Benefits?
Subject only to Section 7 of this document, no Eligible Employee is obligated to make any claim for Benefits under this Plan. Subject only to Section 7 of this document, the fact that an Eligible Employee does not make a claim for Benefits under this Plan is in no way relevant to whether such Eligible Employee has a right to receive Benefits under this Plan. If your Benefits are not automatically paid to you in accordance with Section 3.3, you may file a request for Benefits in writing with the Administrator.
SECTION 6 Can I Lose My Plan Benefits?
Generally, you will not be entitled to Plan Benefits if you do not satisfy the eligibility requirements and conditions stated in Section 4. You will not have to repay any Benefits to the Company if following termination of employment you become employed by the Company or an Affiliate after Benefits are paid.
SECTION 7 What Are My Rights if My Claim for Benefits Is Denied?
If an Employee seeks Benefits under this Plan (the “Claimant”) by proving a written request to the Administrator, then the Administrator shall determine, within 30 days after receiving such written request, whether the Claimant is entitled to receive such Benefits. If Administrator determines that the Claimant is entitled to Benefits, then the Benefits shall be paid or provided in the manner set forth in this Plan. If, however, the Administrator determines that the Claimant is not entitled to Benefits, then the Administrator shall so notify the Claimant in writing within the preceding 30 day period (the “First Notice of Denial”), unless exceptional circumstances require an extension of time in order for the Administrator to fully consider Claimant’s requests for Benefits. No such extension may exceed 30 days. If the Administrator does not timely provide the First Notice of Denial, then the Claimant’s request for Benefits shall be deemed to have been denied by the Administrator, the Claimant shall be deemed to have received a First Notice of Denial, and shall be entitled to seek review of the First Notice of Denial as set forth below. If the Administrator does not provide the First Notice of Denial, but does not determine that the Claimant is entitled to Benefits, then the Claimant shall be entitled to seek a judicial determination of his or her rights under this Plan by bringing an action in any court of competent jurisdiction.
     7.1 The First Notice of Denial to the Claimant shall state:
     (a) The specific reasons for the denial;
     (b) Specific references to pertinent provisions of the Plan on which the denial was based;
     (c) If applicable, a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

     (d) That the Claimant is entitled to (i) a reconsideration of such denial if Claimant provides a written request for the same to the Administrator within 180 days after the Claimant receives the First Notice of Denial (the “First Reconsideration Request”), (ii) review pertinent Plan documents, and (iii) submit to the Administrator any information that the Claimant believes may be relevant to the determination of whether the Claimant is entitled to receive Benefits; and
     (e) The mailing address of the Administrator.
     7.2 If the Claimant timely submits a First Reconsideration Request, then the Administrator shall reconsider its initial decision that the Claimant is not entitled to Benefits and then make a second determination regarding whether the Claimant is entitled to Benefits (the “Second Determination”). The Second Determination shall be made within 30 days after a First Reconsideration Request is received, unless exceptional circumstances require an extension of time in order for the Administrator to fully consider the First Reconsideration Request. No such extension may exceed 30 days.
          Regarding each First Reconsideration Request, the Administrator shall advise the Claimant in writing of:
     (a) The Second Determination;
     (b) If the Second Determination is adverse to the Claimant, the specific reasons for the Second Determination; and
     (c) If the Second Determination is adverse to the Claimant, the specific provisions of the Plan on which such Second Determination is based.
If the Administrator does not timely provide the Second Determination, then the Claimant’s request for Benefits shall be deemed to have been denied by the Administrator, the Claimant shall be deemed to have received a Second Determination, and the Claimant shall be entitled to seek judicial review of such Second Determination by bringing an action in any court of competent jurisdiction. If the Administrator does not provide the Second Determination, but does not determine that the Claimant is entitled to Benefits, then the Claimant shall be entitled to seek a judicial determination of his or her rights under this Plan by bringing an action in any court of competent jurisdiction.
     7.3 Notwithstanding any statement contained in this Plan to the contrary, each and every Employee is entitled to bring an action in a court of competent jurisdiction to determine or enforce his or her rights under the Plan. It is not the intention of any provision of this Plan to imply that a court of competent jurisdiction should give any deference to any determination of the Administrator with respect to any claim for Benefits hereunder.

SECTION 8 What rights are assignable under the Plan?
You may not assign your rights under the Plan. In the case of any transaction that would result a Change in Control, the Company shall be required to provide that any Successor Employer to expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Plan and all rights of an Eligible Employee hereunder shall inure to the benefit of and be enforceable by the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 9 What Events Can Cause the Plan To Be Changed or Terminated?
The Company may terminate or amend the Plan in its sole discretion at any time prior to a Change in Control. Once a Change in Control occurs, no amendment or termination will be effective with respect to an Eligible Employee unless he or she consents to such amendment in writing after consultation with legal counsel. Moreover, after a Change in Control, the identity of the Administrator may not be changed by an amendment without the express written consent of a majority of individuals who are or will become Eligible Employees as a result of the Change in Control.
In compliance with Section 402(b)(3) of ERISA, the Company must comply with the following procedure before any termination or amendment to the Plan is effective:
     9.1 The Plan may only be modified or terminated by a written amendment that is authorized by the Company.
     9.2 The Company’s authorization of the amendment must be evidenced by one of the following: (1) a resolution of the board of directors; (2) execution of the amendment by the chief executive officer, president or secretary; or (3) ratification of the amendment by either a resolution of the board of directors or written confirmation of ratification by the chief executive officer, president or secretary.
     9.3 Written or verbal notice of the amendment must be provided to the Administrator and the Company’s Chief Executive Officer.
     9.4 Notice of the amendment must be provided to all Eligible Employees at least 30 days prior to the effective date of the amendment.
Oral amendments and modifications of this Plan are not effective. All amendments and modifications must be in writing and signed as provided above to be effective.
SECTION 10 Additional Information
This Plan does not give you any rights to any particular assets of the Company.
Cash amounts paid under a severance plan are generally considered taxable income to the recipient.
SECTION 11 What Are My Rights Under ERISA?
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.
Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan.
The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or from exercising your rights under ERISA.
If a claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the Plan Administrator.
If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.
SECTION 12 Summary of Plan Information
Name of Plan:         LifePoint Hospitals, Inc. Change in Control Severance Plan
Name and Address of the Company:
LifePoint Hospitals, Inc.
103 Powell Court
Suite 200
Brentwood, TN 37027

Who Pays for the Plan:          The cost of the Plan is paid entirely by the Company.
The Company’s Employer Identification No.: 20-1538254
Plan Number: 510
Plan Year: January 1 to December 31
Plan Administrator, Name, Address and Telephone No.:
Administrator
LifePoint Hospitals, Inc. Change in Control Severance Plan
c/o Chief Executive Officer
LifePoint Hospitals, Inc.
103 Powell Court
Suite 200
Brentwood, TN 37027
615-372-8500
Agent for Service of Legal Process on the Plan:
Chief Executive Officer of the Company or the Plan Administrator.

     IN WITNESS WHEREOF, LifePoint Hospitals, Inc. acting through the undersigned authorized representative, has executed this amended and restated Plan on the 10th day of December, 2008, to be effective as of December 10, 2008.

LifePoint Hospitals, Inc.

By:

Its: